Exhibit 6.4

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of March 31, 2016 (“Contract Date”), by and between HOLMWOOD CAPITAL, LLC, a Delaware limited liability company (the “Contributor”), and HC Government Realty Holdings, L.P., a Delaware limited partnership (the “Operating Partnership”).

RECITALS

WHEREAS, the Contributor is a member of seven limited liability companies (each a “Property LLC” and collectively, the “Property LLCs”).  Exhibit A lists each Property LLC, its date and state of organization.  The Contributor owns a one-hundred percent interest in each of the Property, LLCs (the “LLC Interests”).  The principal asset of the Property LLC’s is the real estate described in the attached Exhibits A(1), A(2), A(3),A(4), A(5), A(6), and A(7), (the “Properties”);

WHEREAS, the parent of the Operating Partnership, HC Government Realty Trust, Inc., a Maryland corporation (the “REIT”) intends to conduct an initial public offering on a “best efforts” basis of its shares of common stock, pursuant to Regulation A promulgated by the Securities and Exchange Commission (“SEC”), in accordance with the Securities Act of 1933, as amended (the “Securities Act”), and a qualified Offering Statement filed with the SEC (such initial public offering, the “IPO”); and

WHEREAS, subject to the completion of the IPO, (a) the Contributor desires to contribute all of its  right, title and interest in and to the Contributor’s LLC Interests, free and clear of all liens, security interests, prior assignments or conveyances, conditions, reservations, restrictions, and encumbrances whatsoever and all other defects or imperfections in title (collectively, “Encumbrances”), except for Encumbrances related to Existing Loans (as defined below) or that certain Master Credit Facility described on Exhibit A (the “MCF”), to the extent such Existing Loans or MCF are assumed by the Operating Partnership, to the Operating Partnership in exchange for, and in accordance with the terms and subject to the conditions, and for the consideration, specified in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

1. Contribution of the LLC Interests; Incorporation of Recitals. All of the preceding Recitals are hereby incorporated into this Agreement as though separately set forth in the body of this Agreement.  The Contributor agrees, at the direction of the REIT, to contribute, transfer, convey and assign to the Operating Partnership, and the Operating Partnership agrees to accept the contribution, transfer, conveyance and assignment of, (a) the Contributor’s complete and entire membership interests (as represented in Section 11.B. of this Agreement) in each of the Property LLCs, free of Encumbrances, except for the Permitted Exceptions (collectively, “Entire LLC Interest”), pursuant to the terms and conditions set forth in this Agreement. On the Closing Date, the Contributor shall contribute, transfer, convey and assign to the Operating Partnership the Entire LLC Interests, free and clear of all Encumbrances, except for the MCF.

2. Real Property Description. The defined term “Real Property” as used henceforth in this Agreement shall include all of the rights, title and interest of the Property LLCs in and to the Properties more fully described on Exhibits A(1), A(2), A(3)  A(4), A(5), A(6) and A(7) together with all of the Property LLCs’ right, title and interest in and to all buildings, structures, fixtures, parking areas, easements, rights-of-way and improvements on the real property included in the Properties, including without limitation all (if any) of the Property LLCs’ personal and other property related to or located on the Properties and used or useful in the operation of the Properties, such as (i) tangible personal property (i.e., supplies, vehicles, machinery, equipment, furniture and trade fixtures, computers and related hardware and software), (ii) agreements, contracts, subcontracts, warranties, guarantees, or other similar arrangements or rights thereunder, (iii) franchises, approvals, consents, permits, licenses, orders, registrations, certificates, certificates of occupancy, exemptions and similar rights obtained from governments or agencies or any other written authorizations necessary for the use or ownership of the Properties, (iv) all right, title and interest, if any, of the Property LLCs and the Contributor in and to any land lying in the bed of any street, road or avenue opened or proposed in front of or adjoining the Properties to the center line thereof, and all (if any) right, title and interest of the Property LLCs and the Contributor in and to any award or payment made, or to be made (x) for any taking in condemnation, eminent domain or agreement in lieu thereof of land adjoining all or any part of the Properties; (y) for damage to the Properties or any part thereof by reason of change of grade or closing of any such street, road, highway or avenue; and (z) for any taking in condemnation or eminent domain of any part of the Properties, (v) leases, subleases, licenses and other occupancy agreements to which any of the Property LLCs is a party and, except as otherwise expressly provided in Section 9.E of this Agreement, the rents, profits and other rights granted thereunder, (vi) prepayments and, except as otherwise expressly provided in Section 9.E of this Agreement, deferred items, claims, deposits, refunds, causes of action and rights of recovery, (vii) except as otherwise expressly provided in Section 9.E of this Agreement, accounts, accounts receivable, reserve funds, notes and other receivables, (viii) telephone numbers, books, records, ledgers, files, documents, correspondence and lists, (ix) drawings and specifications, architectural plans, advertising and promotional materials, studies and reports, (x) intangibles including trade or business names, logos, trademarks, goodwill and going concern value and (xi) utilities, reservations, hereditaments, privileges, tenements, opportunities, strips, gores, easements and other rights and benefits running with the land. The term “Real Property” shall not include any current or contingent debts, liabilities or obligations of the Property LLCs, except the Existing Mortgage Liens, as defined below.

3. Consideration.

A.  The Consideration shall consist of the OP Unit Consideration, which shall be $10.00 per unit.  On the Closing Date, the Consideration shall be paid by delivery of a number of OP Units (as defined below) issued to the Contributor in accordance with Exhibit B to this Agreement.  The transfer of the OP Units to the Contributor shall be evidenced by an amendment (the “Amendment”) to the agreement of limited partnership of the Operating Partnership (the “OP Agreement”).  If the Operating Partnership so elects, at Closing, the Operating Partnership may also issue physical certificates representing such OP Units (the “Certificates”).  The parties to this Agreement shall take such additional actions and execute such additional documentation as may be required by the OP Agreement in order to effect the transactions contemplated by this Agreement.

B.  At Closing, the Operating Partnership shall cause the REIT to confer upon the Contributor the benefits of its Registration Rights Agreement, dated on or before Closing (including any supplement thereto into which the parties shall enter at Closing, the “Registration Rights Agreement”), a copy of which shall be delivered to the Contributor promptly after the execution hereof.

C.  Consideration” means the consideration for which the Contributor agrees to contribute, transfer, convey and assign the Contributor Entire LLC Interest to the Operating Partnership.

D.  “OP Units” mean units of limited partnership interest in the Operating Partnership that, subsequent to the one-year anniversary of the receipt of such units, are redeemable for cash or exchangeable, at the REIT’s option, shares of the REIT’s common stock on a one-for-one basis, subject to certain adjustments.

E.  “OP Unit Consideration” means a number of OP Units as determined in accordance with Exhibit B.

4. Tax Treatment. The parties will account for the transactions contemplated hereby for all purposes (including GAAP and tax accounting) as a contribution by the Contributor of the Real Property to the Operating Partnership, and, consequently, for U.S. federal income tax purposes, the parties will treat the transactions contemplated hereby (i) in accordance with Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), with cash (if any) received by the Contributor treated first as the reimbursement of “pre-formation expenditures” within the meaning of Treasury Regulation Section 1.707-4(d).

5. Term of Agreement. If the Closing (as defined in Section 9.A. of this Agreement) does not occur on or before a date that is one year from the Contract Date (the “Termination Date”), this Agreement shall be deemed terminated and shall be of no further force and effect and no party hereto shall have any further obligations pursuant to this Agreement except as specifically set forth in this Agreement.

6.   Existing Mortgage Liens, Master Credit Facility and Guaranties;.

A.  Existing Mortgage Liens, Master Credit Facility, and Guaranties.  The Operating Partnership acknowledges that each of the Properties is currently encumbered with a first mortgage lien securing the repayment of a loan made for the acquisition or refinancing of each Property (the “Existing Mortgage Liens”); and the Operating Partnership further acknowledges that certain of the Contributor’s LLC Interests are currently encumbered as security for the repayment of the MCF (the “MCF Lien”).  The Operating Partnership shall acquire the Entire LLC Interests, at Closing, and at Closing, the Properties shall be encumbered by the Existing Mortgage Liens and the LLC Interests shall be encumbered by the MCF Lien.  In connection with the Closing, subject to the terms of the Tax Protection Agreement, the Operating Partnership shall have the right to cause the Property LLCs to pay off the loans secured by the Existing Mortgage Liens (“Existing Loans”).  The Contributor shall not, however, have any obligation to procure releases of the Existing Mortgage Liens or the MCF as a condition precedent to the Operating Partnership’s obligation to close hereunder.  Furthermore, the Contributor has advised the Operating Partnership that certain of the Existing Loans and the MCF are further secured by guaranties of payment and performance (the “Guaranties”); and at Closing, subject to the terms of the Tax Protection Agreement, the Operating Partnership shall either (a) cause the Guaranties to be released, in their entirety (which release may be conditioned upon the Operating Partnership’s provision of replacement guaranties) or (b) the Operating Partnership shall deliver to the guarantors under the Guaranties (the “Guarantors”) an indemnity agreement pursuant to which the Operating Partnership indemnifies the Guarantors from and against any and all claims, losses, liabilities, actual (but not punitive or consequential) damages, obligations, judgments, causes of action, costs and expenses, including, but not limited to, court costs and attorneys’ fees (collectively, “Losses”) suffered or incurred by any or all of the Guarantors from and after the Closing as a result of, or due to, any breach or default under the Existing Loans or MCF which is the result of, or due to, or arises from, any acts or omissions of any or all of the Operating Partnership and its affiliates (the “Guarantors’ Indemnity”).  The terms and provisions of the Guarantors’ Indemnity shall be mutually and reasonably acceptable to all of the Operating Partnership, the Contributor and the Guarantors.  Prior to or at Closing, and as a condition precedent to the obligations of the Contributor and Operating Partnership to close hereunder, the Contributor shall procure, at the sole cost and expense of the Operating Partnership, any consents required from any or all of the holders of the Existing Loans and the MCF as a result of the contribution of the LLC Interests without repayment of the Existing Loans or the MCF (collectively, the “Lender Consents”).

7. Acceptance Certificate. From the Contract Date until Closing, the Operating Partnership shall determine in its reasonable and good faith judgment whether or not the Real Property and the Leases are suitable and satisfactory for the Operating Partnership’s intended use of the Real Property and comply with all requirements for the general partner of the Operating Partnership to qualify and continue to qualify as a REIT.  The Operating Partnership will notify the Contributor in writing on or before the Closing that the Operating Partnership has made such a determination and intends to proceed with the acquisition of the Contributor’ LLC Interests (such writing referred to herein as the “Acceptance Certificate”).

8. Survey and Title Matters; Due Diligence.

A. Title Insurance. Promptly after the Contract Date, the Operating Partnership may order, at its option, and at its sole cost and expense, from Chicago Title Insurance Company, 831 East Main Street, Richmond, Virginia 23219, Attention: Christopher Newman (the “Title Company”) a current title insurance commitment for a policy (ALTA) of owner’s title insurance and a copy of all exceptions referred to therein (the “Title Commitment”) with respect to each of the Properties.  The Title Commitment shall irrevocably obligate the Title Company to issue an ALTA Title Insurance Policy in the full amount of that portion of the Aggregate Consideration that applies to each of the Properties, respectively, or such other amount as determined by the Operating Partnership (the “Title Policy”), which Title Policy shall insure each Property LLC’s fee simple title to the Real Property, including any non-imputation or fairway endorsement desired by the Operating Partnership. The Operating Partnership will also order, at its sole cost and expense, from the Title Company customary UCC, judgment and bankruptcy searches on the Contributor and the Real Property (collectively, the “Searches”).

B. Survey. The Operating Partnership may order, at its option and at its sole cost and expense, an ALTA survey of each of the Properties (collectively, “Survey”).  The legal description of the Properties set forth in the Survey shall be substituted for the description of the Properties set forth herein and such substituted legal description shall be used in other documents, if applicable, to be delivered by the Contributor to the Operating Partnership or the Title Company at Closing with respect to the Properties.

C. Title and Survey Objection. Prior to Closing, the Operating Partnership shall provide the Contributor with written and reasonably detailed notice of any matters set forth in the Title Commitment, Survey or the Searches which are unacceptable to the Operating Partnership, in its reasonable discretion.  Any matters set forth in the Title Commitment, Survey or the Searches to which the Operating Partnership does not object, or which have been waived or cured, prior to Closing, shall be referred to collectively herein as the “Permitted Exceptions.”  The Existing Mortgage Liens and the MCF Lien shall also constitute Permitted Exceptions.  Furthermore, for purposes of this Agreement, the term, “Permitted Exceptions” shall also mean:

(i)      real estate taxes and assessments not yet due and payable;

(ii)      covenants, restrictions, easements and other similar agreements, provided that (x) the same are not violated by existing improvements or the current use and operation of the Properties, or (y) the same do not prohibit an expansion of the existing improvements or the construction of any new improvements on the relevant Property;

(iii)                  zoning laws, ordinances and regulations, building codes and other governmental laws, regulations, rules and orders affecting the Properties, provided that the same are not violated by existing improvements or the current use and operation of the Properties, or if so violated that the same do not materially impair the value of the Properties or that such violation will not result in a forfeiture or reversion of title;

(iv)                 any minor imperfection of title which (x) does not affect the current use, operation or enjoyment of the Properties, (y) does not render title to the Properties unmarketable or uninsurable, and (z) does not materially impair the value of the Properties;

(v)      any leases with third party tenants with respect to the Properties;

(vi) any encroachments or any other matters evidenced by the Property LLC’s existing owner's policy or the Title Commitment or as disclosed by the Property LLC’s existing survey.  The Contributor may elect to have such unacceptable exceptions removed from the Title Commitment or to have such unacceptable exceptions cured to the reasonable satisfaction of the Operating Partnership and the Title Company or surveyor, if applicable. In the event the Contributor, at their sole discretion, fail, or determine not to, cure any such unacceptable exceptions before Closing, then, on the Closing Date, the Operating Partnership shall either (1) waive the Operating Partnership’s objection to said unacceptable exceptions whereupon such unacceptable exceptions shall automatically be deemed to constitute Permitted Exceptions or (2) terminate this Agreement; and
(vii) the liens on the Contributor’s LLC Interests securing the MCF.

9. Closing Date and Closing Procedures and Requirements.

A. Closing Date.  The “Closing Date” or “Closing” of this Agreement and the completion of the acquisition of the Contributor LLC Interests by the Operating Partnership shall be on the closing of the IPO or such other post-IPO date upon which the parties mutually agree; provided, however, the conditions of Section 14 and 15 of this Agreement have been met or waived.   Closing shall take place at the offices of Kaplan Voekler Cunningham & Frank, PLC, 1401 East Cary Street, Richmond, Virginia or at such other place as the parties hereto may agree upon.

B. Conveyance of Title and Delivery of Closing Documents.

(i) By the Closing Date, (A) the Contributor shall have delivered (i) all documents attached to this Agreement and incorporated herein by this reference, and (ii) to the extent required by the Code, a non-foreign status affidavit pursuant to Section 1445 of the Code, in the form of Exhibit C, attached to this Agreement and incorporated herein by this reference, duly executed by the Contributor, and (B) the parties hereto shall have submitted to the Title Company any other documents reasonably required by the Title Company for Closing. The Contributor shall provide such normal and customary undertakings, at no cost and expense to the Contributor, as the Title Company may require to issue the Title Policy to the Operating Partnership.

(ii) At Closing, the Operating Partnership shall deliver to the Contributor:  (i) the Guarantors’ Indemnity, if applicable; (ii) the Amendment, executed by the REIT, as sole general partner of the Operating Partnership; (iii) a true and complete copy of the Operating Partnership Agreement, certified as such by a duly authorized senior officer of the REIT, as the Operating Partnership’s sole general partner; (iv) counterparts of the Assignments of Membership Interests, duly executed by the Operating Partnership; (v) a closing statement conforming to the relevant provisions of this Agreement (“Closing Statement”); (vi) the Tax Protection Agreement; (vii) the Acceptance Certificate; and (viii) the Registration Rights Agreement.  At Closing, the Contributor shall deliver executed counterparts of items (ii), (iv), (v), (vi) and (viii).

C. Payment of Consideration at Closing and Interest Assignment. On the Closing Date, the Operating Partnership shall transfer the Consideration to the Contributor pursuant to Section 3 of this Agreement. Simultaneously with the delivery of the Consideration, the Contributor will contribute, transfer, convey, assign and deliver to the Operating Partnership its respective right, title and interest in and to those of the Contributor’s LLC Interests held by the Contributor, free and clear of all Encumbrances in the case of the LLC Interests except for the MCF Lien, by executing and delivering to the Operating Partnership a member interest transfer agreement substantially in the form of Exhibit D attached to this Agreement (“Assignment of Membership Interests”).

D. Closing Costs.  The Operating Partnership shall, at Closing, pay any and all title insurance premiums and charges for endorsements (including, but not limited to, any fees for title examination), and any and all escrow fees and recording or filing fees. The Operating Partnership shall also pay for the cost of all inspections, including environmental site assessments and the Survey and the cost of any extended title coverage or special endorsements. Except as otherwise set forth in this Agreement, (i) each party shall pay the fees and costs of its own attorneys and its accounting or financial advisors and their representatives; and (ii) the Contributor shall not be responsible for the payment of any costs or expenses incurred in connection with the subject transaction and contribution.

E. Post Closing Real Estate Prorations and Payments.

Contributor shall be entitled to all rents due under the Leases for the period prior to Closing, and Operating Partnership shall be entitled to all rents due under the Leases from the date of Closing and thereafter.  Contributor has advised Operating Partnership that under the terms of the Leases (as defined below), rent is paid one (1) month in arrears.  As the result of the payment in arrears under the Leases, any rent owed under the Leases during the month in which the Closing occurs (the “Closing Month”) shall be prorated between Contributor and Operating Partnership based upon each parties’ period of ownership of the Property LLCs during the Closing Month.  Following the payment of the Closing Month Rent, it is anticipated by the parties that the tenants under the Leases will begin making its regular monthly payments of rent to Operating Partnership, as the designated payee under the Lease.  Notwithstanding the foregoing sentence, under the terms of the Leases, the tenants are, among other things, required to make certain payments to Contributor and, if such payment obligations have not been satisfied by Closing, Operating Partnership hereby covenants and agrees that the first payments of rent that are paid to Operating Partnership after Closing shall be applied to any rent or other amounts then due but not paid under such Lease subsequent to Closing and any excess amount will be promptly delivered to Contributor until Contributor has received all of the monthly rent installments and other monetary obligations due, under the terms of the Leases for the period of time to and including the Closing Date.  To the extent Contributor continues to receive rent under the Leases as payee following the tenants’ payments of the Closing Month Rent, Contributor agrees and covenants to forthwith tender such payments to Operating Partnership and to cooperate with Operating Partnership (at no cost to Contributor) to obtain the consent of the tenants under the Leases to designate Operating Partnership as the new payee under the Leases.  Additionally, taxes and any expenses related to the operation and maintenance of the Properties, shall all be prorated as of 11:59 p.m. on the day immediately prior to Closing Date (i.e., Operating Partnership is responsible for the expenses on and after the Closing Date), on the basis of a 365-day year.  To the extent actual expenses are not available, the parties shall use Contributor’s reasonable estimate of such expense at Closing and such expenses shall be re-prorated as soon as reasonably practical after the Closing Date. The parties acknowledge that certain reserves are required and held in escrow by the holders of the Existing Loans and the MCF for the payment of taxes, insurance, capital expenditures, tenant improvements and leasing commissions associated with the Properties (“Lender Reserves”).  To the extent that Contributor has funded prior to Closing amounts in excess of Contributor’s pro rata portion of such expenditures to the Lender Reserves, such excess amounts shall be paid to Contributor.  As to the remainder of the Lender Reserves, the parties agree that Operating Partnership shall pay to Contributor an amount equal to the remaining Lender Reserves, discounted by an amount to be established by the parties prior to Closing representing debt service attributable to the Lender Reserves for which Operating Partnership shall be obligated as a result of the assumption of the Existing Loans.  This Section 9.E shall survive the Closing.

F. Risk of Loss.

(i)       If all or any portion of the Real Property is taken, or becomes subject to a pending taking, by eminent domain, or is conveyed in lieu thereof, and such taking or conveyance has a material, adverse effect on the continuing use and operation of the relevant Property, as such Property is operated as of the Contract Date, or if the Property LLCs or Contributor receive written notice of any rezoning of all or any portion of the Real Property, the Operating Partnership shall have the right and option, at its sole discretion, to terminate this Agreement in its entirety or only with respect to the Property LLC holding title to the affected portion of the Real Property by providing the Contributor with written notice at any time after its receipt of written notification from the Contributor of any such occurrence. If the Operating Partnership elects not to terminate this Agreement (whether in its entirety or on a partial basis), then, as of the Closing, the Contributor shall deliver to the Operating Partnership the amount of any award or other proceeds on account of such taking, conveyance or casualty which have been actually paid to the Contributor or the Property LLCs prior to the Closing Date as a result of such taking, conveyance or casualty (less all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by the Contributor or the Property LLCs as of the Closing Date in obtaining payment of such proceeds or in repairing or restoring the Real Property) and, to the extent such award or proceeds have not been delivered to the Contributor or the Property LLCs, the Contributor shall assign to the Operating Partnership at Closing (without recourse to the Contributor) any rights of the Contributor to, and the Operating Partnership shall be entitled to receive and retain, all awards for the taking of the Real Property or any portion thereof or conveyance in lieu thereof or insurance proceed payable with respect to any damage, as the case may be (less the costs and expenses described above in this Section 9 to the extent not previously paid to the Contributor out of the award or proceeds for the applicable taking, conveyance in lieu thereof or casualty).

(ii)       In the event of any casualty at any Property prior to Closing, the Contributor shall cause the relevant Property LLC to use reasonable and good faith efforts (subject to receipt of insurance proceeds) to repair and restore the Property prior to Closing.  If, however, the repair or restoration is not completed prior to Closing, then the parties shall proceed to consummate the Closing and at Closing, the Contributor shall deliver to the Operating Partnership the amount of any insurance proceeds on account of such casualty which have been actually paid to the Contributor or the Property LLCs prior to the Closing Date as a result of such casualty (less all costs and expenses, including, without limitation, attorneys’ fees and costs, incurred by the Contributor or the Property LLCs as of the Closing Date in obtaining payment of such proceeds or in repairing or restoring the Real Property) and, to the extent such proceeds have not been delivered to the Contributor or the Property LLCs, the Contributor shall assign to the Operating Partnership at Closing (without recourse to the Contributor) any rights of the Contributor to, and the Operating Partnership shall be entitled to receive and retain, all insurance proceed payable with respect to any damage (less the costs and expenses described above in this Section 9 to the extent not previously paid to the Contributor out of the proceeds for the casualty).

10. Tax Matters.  Certain tax matters shall be governed by the Tax Protection Agreement substantially in the form attached hereto as Exhibit E.  At Closing, the parties (and the REIT) shall enter into the Tax Protection Agreement.

11. Representations, Warranties and Covenants of the Contributor. Contributor hereby makes the following representations, warranties and covenants, each of which is material and being relied upon by the Operating Partnership, each and every one of which is true, correct, and complete, as of the date of this Agreement (unless they expressly provide for a future date), and will be true, correct, and complete as of the Closing Date.

        A. Organization and Authority.  The Contributor is a Delaware limited liability company , duly organized or formed, validly existing and in good standing under the laws of the state of its organization or formation. The Contributor has full limited liability company right, power and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement.  This Agreement constitutes the legal, valid and binding obligation of the Contributor, enforceable against it in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

B. Ownership.

(i) The Contributor owns the LLC Interests indicated on Exhibit A hereto, beneficially and of record, free and clear of any and all Encumbrances, except for the MCF Lien. Except for this Agreement, the Contributor has not granted any options, warrants, or rights to subscribe to, securities, member interests, rights or obligations convertible into or exchangeable for or given any right to subscribe for or participate in the profits of all or any portion of its respective portion of the LLC Interests. At Closing, upon consummation of the transactions contemplated hereby, the Operating Partnership will acquire the entire legal and beneficial interest in all of the LLC Interests, free and clear of any and all Encumbrances, except for the MCF Lien.

(ii) The Contributor is the only owner of the LLC Interests and the LLC Interests represents all membership, economic or other beneficial interest in the Property LLCs;

(iii) Neither the Contributor nor the Property LLCs have granted to any other person or entity an option to purchase or a right of first refusal upon the LLC Interests, or any portion thereof or any direct or indirect interest therein nor are there any agreements or understandings between the Contributor and any other person or entity with respect to the disposition of the  LLC Interests or any portion thereof and no other person or entity holds any membership, economic or other beneficial interest in the Property LLCs, except pursuant to the MCF;

(iv) except as otherwise disclosed in writing by or on behalf of the Contributor to the Operating Partnership, or in the Title Commitment, and except with respect to Permitted Exceptions, the  Contributor has not received any written notice, nor has any actual knowledge, that the Property LLCs or the Real Property or any portion or portions thereof is or will be subject to or affected by any special assessments, whether or not presently a lien thereon;

(v) except as otherwise disclosed in writing by or on behalf of the Contributor to the Operating Partnership, or in the Title Commitment, and except with respect to Permitted Exceptions, neither the Contributor nor the Property LLCs have assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the Real Property; and

(vi) neither the Contributor nor the Property LLCs have any actual knowledge or have received any written notice that any present default or breach exists under (A) any Existing Loan, the MCF, or other Encumbrance encumbering the Real Property or the LLC Interests (B) any covenants, conditions, restrictions, rights-of-way or easements which may affect the Real Property or any portion or portions thereof.  Except as otherwise disclosed in writing to the Operating Partnership, or in the Title Commitment, neither the Contributor nor the Property LLCs has received any written notices from any Governmental Entity (as defined below), and alleging the existence of any violation of law or governmental regulations with respect to the Real Property.

C. Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Contributor has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any limited liability company agreement, partnership agreement, regulations, mortgage indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation (i) to which the Contributor or any of the Property LLCs is a party or by which any of them is bound and (ii) that is applicable to any or all of the Property LLCs, the Contributor, the LLC Interests or the Properties.  The execution and delivery of this Agreement and the performance by the Contributor of its  obligations hereunder require no further action or approval of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the Contributor in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

D. Litigation. There is no action, suit, or proceeding pending against Contributor, or the Property, LLCs nor to the knowledge of Contributor, is there any threatened  before any arbitrator or before any Governmental Entity which (i) in any manner raises any question affecting the validity or enforceability of this Agreement; (ii) could materially and adversely affect the business, financial position, or results of operations of Contributor; (iii) could materially and adversely affect the ability of Contributor to perform its obligations hereunder, or under any document to be delivered pursuant hereto; (iv) could create a lien on the Real Property, any part thereof, or any interest therein; or (v) could materially and adversely affect the Real Property, any part thereof, or any interest therein (any such matter, “Litigation”).

E. No Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by such Contributor has been obtained or will be obtained on or before the Closing Date.

F. Securities Law Matters

(i) In acquiring the OP Units and engaging in this transaction, the Contributor is not relying upon any representations made to it by the Operating Partnership, or any of the partners, officers, employees, affiliates or agents of the Operating Partnership or the REIT, except with respect to any representations set forth in this Agreement (as such representations may be modified in accordance with the terms of this Agreement).  The Contributor is aware of the risks involved in investing in the OP Units. The Contributor has had an opportunity to ask questions of, and to receive answers from, the Operating Partnership or a person or persons authorized to act on its behalf, concerning the terms and conditions of this investment and the financial condition, affairs, and business of the Operating Partnership. The Contributor confirms that all documents, records, and information pertaining to its investment in the Operating Partnership that have been requested by it, including a complete copy of the organizational documents of each of the Operating Partnership and the REIT, have been made available or delivered to it prior to the date hereof. The Contributor represents and warrants that it has reviewed such documents and information as Contributor has deemed appropriate, and made its own investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Operating Partnership.

(ii) The Contributor understands that the OP Units have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements. The OP Units are being acquired by such Contributor solely for its own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and no Contributor has any present intention to enter into any contract, undertaking, agreement or arrangement with respect to any such resale.  The Contributor understands that the OP Agreement will impose certain restrictions with respect to the transfer of the OP Units and, if the Operating Partnership elects to issue the Certificates, the Certificates will contain the following legend reflecting the requirement that the OP Units cannot be resold without registration under such laws or the availability of an exemption from such registration:

THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO HC GOVERNMENT REALTY HOLDINGS, L.P., AN OPINION OF COUNSEL SATISFACTORY TO HC GOVERNMENT REALTY HOLDINGS, L.P., TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS

(iii) The Contributor is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.

(iv) The Contributor represents severally that neither it nor any affiliate of such Contributor is a member, affiliate of a member or person associated with a member of the Financial Industry Regulatory Authority (“FINRA”). Such Contributor further represents severally that neither it nor any of its affiliates owns any stock or other securities of any FINRA member not purchased in the open market, or has made any outstanding subordinated loans to an FINRA member. (A company or natural person is presumed to control a member of the FINRA and is therefore presumed to constitute an affiliate of such member if the company or person is the beneficial owner of 10% or more of the outstanding securities of a member which is a corporation. Additionally, a natural person is presumed to control a member of the FINRA and is therefore presumed to constitute an affiliate of such a member if such person has the power to direct or cause the direction of the management or policies of such member.)

G. Tax Matters. The Contributor (or, if such Contributor is not a natural person, any beneficial owners of such Contributor) represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of (i) the transfer of the LLC Interests to the Operating Partnership and the receipt of the Consideration, as consideration therefor, (ii) the Contributors receipt of the OP Units; and (iii) any other transaction contemplated by this Agreement. The Contributor further represents and warrants that it has not relied on the REIT, the Operating Partnership, any other Contributor or any such party’s respective affiliates, representatives, counsel or other advisors and their respective representatives for such tax advice.

H. Bankruptcy with Respect to the Property LLCs or Contributor. No Act of Bankruptcy has occurred with respect to the Property LLCs or the Contributor. As used herein, “Act of Bankruptcy” shall mean if any Property LLC or the Contributor shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability to pay its debts as they become due, (iii) make a general assignment for the benefit of its creditors, (iv) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (v) be adjudicated bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (vii) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), or (viii) take any entity action for the purpose of effecting any of the foregoing.

I. Brokerage Commission. Neither the Property LLCs nor the Contributor has engaged the services of, any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Contributor. The Contributor hereby agrees to indemnify and hold the Operating Partnership, the REIT and their respective employees, directors, partners, affiliates and agents harmless against any claims, liabilities, damages or expenses actually suffered or incurred by any of the indemnified parties and directly arising out of a breach of the foregoing provisions of this Subsection I.  This indemnification shall survive Closing or any termination of this Agreement for a period of one (1) year.

J. Further Representations and Warranties. Each of the following statements is true, correct and complete as of the date of this Agreement (unless they expressly provide for a future date), and will be true, correct and complete as of the Closing Date:

(i) Property LLC Operations; Formation. Each Property LLC was formed in the state of organization and on the date set forth on Exhibit A as a limited liability company for the purpose of owning and holding the Real Property. Since the date of its formation, each Property LLC has not owned or held any material assets other than the Real Property and other than (x) those assets that are included in the Real Property and (y) those immaterial assets that were used or disposed of in the ordinary course of business of such Property LLC in owning the Real Property. Since the date of its formation, each Property LLC has not operated or conducted any other trade or business other than the ownership of the Real Property.

(ii) Liabilities; Indebtedness. Except with respect to the Permitted Exceptions, the Contributor has not incurred any indebtedness related to the Contributor’s LLC Interests.

(iii) Environmental Conditions.  Neither the Contributor, nor any of the Property LLCs has received any written notice from the United States Environmental Protection Agency or any other Governmental Entity that regulates Hazardous Substances or public health risks or other environmental matters or any other private party or Person alleging (1) the presence or Release, at any of the Properties, of (x) any Hazardous Substance and (y) which Hazardous Substance would cause the Real Property to be in violation of any applicable Environmental Laws, or (2) that the Properties are not in compliance with applicable Environmental Laws.  None of the Property LLCs or the Contributor has been served with any summons and complaint with respect to any litigation, nor has any of the Property LLCs or the Contributor received any written notice, from any Governmental Entity, of any pending investigation, where such litigation or investigation concerns the alleged presence of any Hazardous Substances located in, on or under or upon any of the Properties, nor to the actual knowledge of the Contributor, has any such litigation been threatened, in writing delivered to the Contributor or Property LLCs, in the last twelve (12) months by any Governmental Entity of any third party.

(iv) No Continuing Obligations. Except as may be set forth in any of the Leases, neither the Contributor nor any of the Property LLCs is a party to any written contract with any Governmental Entity or any person pursuant to which any Property LLC or the Contributor have any indemnity or other continuing obligation with respect to (i) the remediation or investigation of any condition resulting from the treatment, storage, or release of Hazardous Substances; or (ii) any actual or potential non-compliance with Environmental Laws.

(v) Compliance With Laws., Neither the Contributor nor the Property LLCs has received any written notice from any Governmental Entity of the institution of any proceedings relating to the revocation or modification of any certificates, authorities or permits issued by any state or federal agencies or bodies necessary to conduct the business to be conducted by such Property LLC which, singly or in the aggregate, if the subject of an unfavorable decision, ruling, or finding, would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Real Property or such Property LLC.  To the knowledge of the Contributor, neither the Property LLCs nor the Contributor has received any written notice from any Governmental Entity alleging the existence of any violation of any applicable zoning, building or safety code, rule, regulation or ordinance, or of any employment,  wetlands or other regulatory law, order, regulation or other requirement, including without limitation the Americans With Disabilities Act or any restrictive covenants or other easements, encumbrances (other than the Mortgage Liens) or agreements, relating to the Real Property, which remains uncured and would materially and adversely affect the condition, financial or otherwise, or the earnings, business affairs or business prospects of the Property LLC or the Real Property. None of the Property LLCs nor the Contributor has received any written notice from any Governmental Entity indicating that any inquiry, complaint, proceeding or investigation (excluding routine, non-violative matters or routine periodic inspections) is contemplated or, to the actual knowledge of the Contributor, is pending regarding compliance of any Property with any laws.

(vi) Condemnation and Moratoria. Neither the Contributor nor the Property LLCs has received any written notice from any Governmental Entity, of any (i) pending or threatened condemnation or eminent domain proceedings, or negotiations for purchase in lieu of condemnation, which affect or would affect any material portion of the Real Property; (ii) pending or threatened moratoria on utility or public water or sewer hook-ups or the issuance of permits, licenses or other inspections or approvals necessary in connection with the construction or reconstruction of improvements which affect or would affect any portion of the Real Property; or (iii) pending or threatened proceeding to change adversely the existing zoning classification as to any portion of the Real Property.

(vii)  Defaults. Neither the Contributor nor any of the Property LLCs has given or received any written notice of any uncured default with respect to any agreement to which a Property LLC is a party and that affects the Properties, and, to the Contributors knowledge, no event has occurred or is threatened, which through the passage of time or the giving of notice, or both, would constitute a material default thereunder or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Property, except for Permitted Exceptions.

 (viii)  Permits.  No written notice has been received by any Property LLC from any Governmental Entity that a Property is in material violation of the terms and conditions of any Permit applicable thereto or that any Permit not in effect is required for the lawful operation of such Property as currently conducted.  True, complete and correct copies of all Permits and all amendments and supplements thereto have been delivered to the Operating Partnership prior to the date hereof.

(ix)  GSA Leases.  All Leases encumbering the Properties are set forth on Exhibit F hereto (the “Leases”).  Exhibit F accurately identifies each Lease at the Properties, including all of the agreements, amendments, supplements and other documents that evidence or govern such Leases, (1) No rent or other payment due from the tenant under any Lease is delinquent for greater than thirty (30) days past its due date or has been paid more than one month in advance of its due date, (2) no default, or event or condition which, upon written notice or the passage of time or both, will mature into a default, exists under any Lease on the part of the landlord or on the part of the tenant, (3) there is no remaining right in any tenant under any Lease to any “free” rent, rent abatement (other than upon damage to or destruction or condemnation of the leased premises) or other rent concession, (4) except as is otherwise expressly provided in the Leases, there is no remaining obligation, present or contingent, on the part of any Property LLC to pay any commission, finder’s fee or similar compensation with respect to the current term of any Lease and (5) none of the tenants under any Lease is subject to any bankruptcy, reorganization, insolvency or similar proceedings.  True, complete and correct copies of the Leases listed on Exhibit F, including all of the agreements, amendments, supplements thereto have been delivered to the Operating Partnership.  There are no residential tenancies or occupancies at any of the Properties.

As used in this Section J, the following terms shall have the following meanings:

(a)  “Environmental Laws” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders, demands, approvals, authorizations  and similar items of any Governmental Entity and all applicable judicial, administrative and regulatory decrees, judgments and orders relating to the  protection of human health or the environment as in effect on the date of  hereof, including but not limited to those pertaining to reporting, licensing,  permitting, investigation, removal and remediation of Hazardous Substances,  including without limitation: (x) the Comprehensive Environmental Response,  Compensation and Liability Act (42 U.S.C. Section 9601 et seq.), the Resource  Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Clean Air  Act (42 U.S.C. Section 7401 et seq.), the Federal Water Pollution Control Act  (33 U.S.C. Section 1251), the Safe Drinking Water Act (42 U.S.C. 300f et seq.),  the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Endangered  Species Act (16 U.S.C. 1531 et seq.), the Emergency Planning and Community  Right-to-Know Act of 1986 (42 U.S.C. 11001 et seq.), and (y) applicable state  and local statutory and regulatory laws, statutes and regulations pertaining to  Hazardous Substances.

(b)  “Hazardous Substance” means any substance which is controlled, regulated or  prohibited under any Environmental Law as in effect as of the date hereof.

(c)  “Release” shall have the same meaning as the definition of “release” in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) at 42 U.S.C. Section 9601(22).

(d)  “Liens” means any mortgages, pledges, liens, options, charges, security  interests, mortgage deed, restrictions, prior assignments, encumbrances,  covenants, encroachments, assessments, purchase rights, rights of others,  licenses, easements, voting agreements, liabilities or claims of any kind or  nature whatsoever, direct or indirect, including, without limitation, interests  in or claims to revenues generated by such property.

(e)  “Permits” means all licenses, permits, variances, and certificates issued by a Governmental Entity and used in connection with the ownership, operation, use, or occupancy of each of the Properties (including certificates of occupancy, business licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Entity concerning ownership, operation, use, or occupancy of such Property).

(j) “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or governmental entity.

(x) Taxes.  (x) All returns, reports and forms (including elections, declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a governmental authority with respect to taxes (“Tax Returns”) with respect to the Property LLCs and their assets that are required to have been filed in any jurisdiction, and all taxes shown to have been due and payable on such Tax Returns have been paid or set aside in accounts for payment, or accrued or reserved in cash for such payments on its books and records, and neither the Contributor nor the Property LLCs are presently under audit by any governmental authority with respect to any such taxes.  (y) Such Tax Returns (if any) have been accurately prepared and the Property LLCs are treated as disregarded entities for federal income tax purposes and have not elected to be treated as corporations for federal tax purposes.  (z) The Contributor has made available to Operating Partnership accurate and complete copies of all of the Tax Returns of the Property LLCs for all periods, except those periods for which returns are not yet due, and the Property LLCs have not received any written notice of any alleged tax deficiency outstanding, proposed or assessed against or allocable to it, and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or executed or filed with any governmental authority any contract now in effect extending the period for assessment or collection of any taxes against it.  (aa) There are no liens for taxes upon, pending against or, to the Contributors knowledge, threatened against, any asset of the Property LLCs, and the Property LLCs are not subject to any tax allocation or sharing contract.  (bb)The Property LLCs have, since the date of their formation, been treated as disregarded entities for federal income tax purposes, and none of the Contributor, the Property LLCs or, to Contributors knowledge, any governmental authority has taken a contrary position.  (cc) The Contributor are United States persons not subject to withholding under Section 1446 of the Code.  (dd) The Property LLCs have not been a member of an affiliated group filing a consolidated Tax Return or have no liability for taxes of any person under Treasury Regulation Section 1.1502-6 (or similar provision of state, local or non-US law) as a transferee or successor by contract or otherwise.  (ee) Neither the Contributor nor the Property LLCs have been a party to any “listed transaction” or “transaction of interest” as defined in Code Section 6706(A)(c)(2) and the regulations promulgated thereunder.

L.  Representations True and Correct. The Contributor hereby represents and warrants that this Agreement does not, and on the Closing Date will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements herein not misleading.  In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which any Contributor has knowledge and such change shall cause any of the preceding representations and warranties to be rendered untrue, in any material respect, such Contributor will promptly disclose the same to the Operating Partnership; and, in the event of any such material change, the Operating Partnership may, at its election and in its reasonable discretion, terminate this Agreement in writing, on or before the Closing Date, in the event that the Contributor fail, for any reason, to cure the resulting breach of such warranty or representation on or before the Closing Date and to the reasonable satisfaction of the Operating Partnership.
.

M.  AS-IS, WHERE-IS.  Except as expressly set forth in this Section 11, Contributor make no express or implied warranty of any kind whatsoever.  ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED AND EXCEPT TO THE LIMITED AND SPECIFIC EXTENT PROVIDED HEREIN TO THE CONTRARY, THE CONTRIBUTIONS OF THE LLC INTERESTS SHALL OCCUR ON A STRICT AND ABSOLUTE “AS-IS,” “WHERE-IS” BASIS.

N.  Knowledge.  All references in this Agreement to “Contributor’s knowledge,” “Contributor’s actual knowledge,” or words of similar import shall refer only to the actual (as opposed to deemed, imputed or constructive) knowledge of Edwin M. Stanton, Robert R. Kaplan, Robert R. Kaplan, Jr. and Philip Kurlander, after reasonable inquiry and, notwithstanding any fact or circumstance to the contrary, shall not be construed to refer to the knowledge of any other person or entity.  All references to “Operating Partnership’s knowledge” or words of similar import shall refer to the actual (as opposed to deemed, imputed or constructive) knowledge, after reasonable inquiry, of the senior officers of the REIT, in its capacity as sole general partner of the Operating Partnership.

12. Representations and Warranties of the Operating Partnership. The Operating Partnership hereby makes the following representations and warranties, each of which is (x) material and being relied upon by the Contributor, (y) true, correct, and complete as of the date of this Agreement (unless they expressly provide for a future date) and (z) will be true, correct, and complete as of the Closing Date:

A. Organization and Authority. The Operating Partnership is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full limited partnership right, power, and authority to execute and deliver this Agreement and to perform all of its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the performance by the Contributor of its obligations hereunder have been duly authorized by all requisite limited partnership action and require no further action or approval of the Operating Partnership’s partners, officers, or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of such entity in accordance with its terms subject, as to enforcement, to the bankruptcy, reorganization, insolvency and other similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.  This Agreement constitutes the legal, valid and binding obligation of the Operating Partnership, enforceable against it in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and to general principles of equity.

B. Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Operating Partnership has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its operating agreement, or any material mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Operating Partnership or the REIT.

C. Litigation.  There is no action, suit, or proceeding, pending or, to the knowledge of the Operating Partnership, threatened, against or affecting either or both of the Operating Partnership and the REIT in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which in any manner raises any question affecting the validity or enforceability of this Agreement or could materially and adversely affect the ability of either or both of the Operating Partnership and the REIT to perform its obligations under this Agreement, or under any document to be delivered pursuant to this Agreement.

D. OP Units Validly Issued. The OP Units to be issued to the Contributor hereunder shall be duly and validly authorized and issued, free of any preemptive or similar rights or any encumbrances, other than encumbrances arising under applicable securities laws, or any lockup agreement to which the Contributor becomes a party.

E. Consents. Except as may otherwise be set forth in this Agreement, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Contributor has been obtained or will be obtained on or before the Closing Date.

F. Brokerage Commission. The Operating Partnership has not engaged the services of any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Operating Partnership. The Operating Partnership hereby agrees to indemnify and hold each Contributor harmless against any claims, liabilities, damages or expenses arising out of a breach of the foregoing. This indemnification shall survive Closing or any termination of this Agreement.

G. Representations True and Correct. In the event that changes occur as to any material information, documents or exhibits referred to in this Agreement, of which the Operating Partnership has knowledge and such change shall cause any of the preceding representations and warranties to be rendered untrue, in any material respect, such entity will promptly disclose the same to the Contributor; and, in the event of any such material change, the Contributor may, at their election, terminate this Agreement in writing, on or before the Closing Date, in the event that the Operating Partnership fail, for any reason, to cure (on or before the Closing Date) the resulting breach of such warranty or representation to the reasonable satisfaction of the Contributor.

13. Tax Covenants.  The Contributor and the beneficial owners of Contributor shall provide (but at no out-of-pocket expense to the Contributor or such beneficial owners) the Operating Partnership with such cooperation and information with respect to taxes relating to any or all of (i) the Property LLCs, (ii)  the LLC Interests, or (iii) the Real Property as is reasonably requested by the Operating Partnership and as is reasonably in the control or possession of the Contributor; and shall cooperate (but, again, at no out-of-pocket expense to the Contributor or its beneficial owners) with the Operating Partnership with respect to its filing of tax returns. The Operating Partnership shall promptly notify the Contributor in writing upon receipt by the Operating Partnership or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments relating to the Contributor, the Property LLCs or any part of the LLC Interests or the Real Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Operating Partnership or any of its affiliates, in each case which may affect the liabilities for taxes of the Contributor with respect to any tax period ending on or before the Closing Date. The Contributor and any beneficial owners of the Contributor shall promptly notify the Operating Partnership in writing upon receipt by such Contributor or its beneficial owners, as applicable, of written notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the Property LLCs, any part of the LLC Interests, or the Real Property.  The Operating Partnership and the Contributor or its beneficial owners, as applicable, may participate, each at its own expense, in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that the Contributor or its beneficial owners, as applicable, shall have the right to control the conduct of any such audit or proceeding or portion thereof and the Contributor or its beneficial owners shall have potential liability for the payment of any additional taxes attributable to any taxable period ending on or before the Closing Date, and the Operating Partnership shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Operating Partnership nor the Contributor or any of the beneficial owners of Contributor may settle or otherwise resolve any such claim, suit to proceeding which could have an adverse tax effect on the other party or its owners without the consent of the other party, such consent not to be unreasonably withheld or delayed.  The Contributor and the beneficial owners of Contributor shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

14. Conditions Precedent to the Obligations of the Operating Partnership. The Operating Partnership’s obligation to perform any obligation provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A. The obligations of the Contributor contained in this Agreement to be performed by it shall have been duly performed by it on or before the Closing Date and the Contributor shall not have breached, in any material respect, any of their covenants or agreements contained herein and failed to cure such breach.

B. Concurrently with the Closing, the Contributor shall have executed and delivered to the Operating Partnership the documents required to be delivered pursuant to Section 9.B., Section 9.C. and Section 10 of this Agreement.

C. The Contributor shall have obtained and delivered to the Operating Partnership any consents or approvals of any Governmental Entity or, except as otherwise provided above with respect to the Lender Consents, third parties (including, without limitation, any lenders and lessors) required to consummate the transactions contemplated by this Agreement. As used herein, the term “Governmental Entity” means any governmental agency or quasi-governmental agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

D. No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

E. The Title Company shall be irrevocably committed to issuing a Title Policy upon Closing insuring ownership of the Real Property in the name of the Operating Partnership or its nominee or assignee in the amount equal to that portion of the Aggregate Consideration respectively allocable to each Property, or such other amount as determined by the Operating Partnership in accordance with Section 8 hereof, subject only to Permitted Exceptions.

F. There shall be no pending actions, suits or proceedings of any kind or nature whatsoever, legal or equitable, affecting the LLC Interests, the Property LLCs or any part of the Real Property or any portion or portions thereof in any material way, or relating to or arising out of the ownership of the Property LLCs or the Property LLCs’ ownership of the Real Property, in any court or before or by a federal, state, county, municipal department, commission, board, bureau, or agency or other governmental instrumentality having jurisdiction over the Properties.

G. The initial closing of the IPO shall have occurred, or be occurring simultaneously with the Closing.

Any or all of the foregoing conditions may be waived by the Operating Partnership in its sole and absolute discretion.  Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 14.G of this Agreement shall be deemed waived if the initial closing of the IPO shall not have occurred on or prior to December 31, 2016.

15. Conditions to the Contributor’s Obligations. The Contributor’s obligation to perform any obligations provided for in this Agreement is conditioned upon the occurrence of the following conditions on or before the Closing Date:

A.  The representations, warranties and covenants of the Operating Partnership contained in this Agreement shall be true and correct as of the Closing Date.

B. The obligations contained in this Agreement to be performed by either or both of the Operating Partnership and the REIT shall have been duly performed on or before the Closing Date and the Operating Partnership shall not have breached any of its covenants or agreements contained herein.

C. The Operating Partnership shall deliver to the Contributor a written confirmation from the REIT’s transfer agent (which may be the REIT’s Secretary or a third party transfer agent), attesting to the registration of the OP Units on the books and records of the Operating Partnership.

D.  The Operating Partnership shall accept the assignment and contribution of the LLC Interests by its delivery of executed counterparts of the Assignments of Membership Interests.

E.  Such other documents and instruments as may reasonably be required by Contributor and its  respective counsel or the Title Company and that are necessary to consummate the transaction which is the subject of this Agreement and to otherwise effect the agreements of the parties hereto.

F.  No order, statute, rule, regulation, executive order, injunction, stay, decree or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or Governmental Entity that prohibits the consummation of the transactions contemplated hereby, and no litigations or governmental proceeding seeking such an order shall be pending or threatened.

G. The initial closing of the IPO shall have occurred, or be occurring simultaneously with the Closing. .

Any or all of the foregoing conditions may be waived by the Contributor in its sole and absolute discretion.  Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 15.G of this Agreement shall be deemed waived if the initial closing of the IPO shall not have occurred on or prior to December 31, 2016.

16. Survival of Representations and Warranties; Indemnity for Breach by Contributor.

A. Subject to the agreements in Sections 4 and 10 hereof, all representations and warranties of the Contributor and the Operating Partnership in this Agreement shall survive the Closing for a period of one (1) year after the Closing Date; provided, however, the representations and warranties of the Contributor in Section 11(J)(vii) shall survive until the expiration of the applicable statute of limitations.

B. Contributor hereby agrees to indemnify and hold Company and its respective employees, directors, officers, partners, affiliates and agents (collectively, the “Company Indemnified Parties”) harmless of and from all Losses actually suffered or incurred by Company Indemnified Parties as a direct result of, or by direct reason of any breach of Contributor’s representations, warranties or covenants contained in this Agreement and any exhibit or attachment to this Agreement, provided, however, that with respect to the breach of any representation or warranty contained in Section 11 (other than Section 11J(vii), which shall survive until the expiration of the applicable statute of limitations), written notice containing a description of the specific nature of such breach shall have been delivered by Company Indemnified Party to Contributor prior to the expiration of said one (1) year survival period.  The maximum amount that Company shall be entitled to collect from Contributor in connection with all claims for indemnity for Losses resulting from all breaches by Contributor of any representation or warranty made by Contributor, or the failure of any covenants of Contributor shall in no event exceed the Aggregate Value (as such term is defined on Exhibit B hereto).

C. The provisions of this Section 16 shall survive the Closing.

17. Indemnity by Operating Partnership.

A.  The Operating Partnership hereby agrees to indemnify and hold the Contributor and its respective employees, directors, partners, members, trustees, affiliates and agents (collectively, the “Contributor Indemnified Parties”) harmless of and from (i) all Losses which it actually suffers or incurs as a direct result of, by direct reason of, any breach of the Operating Partnership’s representations or warranties contained in and/or all of this Agreement and any exhibit or attachment to this Agreement or breach of any covenant or agreement made or to be performed by the Operating Partnership pursuant to this Agreement, including any Exhibit hereto, and (ii) any fees, expenses and costs to be paid by the Operating Partnership pursuant to Section 9.D hereof.

        B. Any claim for indemnification under this Section 17 must be asserted in writing, stating the nature of such claim and the basis for indemnification therefor.  Any claim for indemnification arising only from a breach of any representation or warranty made by the Operating Partnership under this Agreement (“Rep/Warranty Claims”) must be asserted within one year after the Closing. If so asserted in writing within one year after the Closing, all Representation/Warranty Claims for indemnification shall survive until resolved by mutual agreement between the Contributor and the Operating Partnership or by judicial determination, but the foregoing shall apply to Rep/Warranty Claims only if they were timely made pursuant to the second sentence of this Section 17.  Notwithstanding the foregoing, any claim for breach of Section 4 hereof must be so asserted prior to expiration of the applicable statute of limitations (in lieu of the one-year period set forth above).

       C. The provisions of this Section 17 shall survive the Closing.

18. Injunctions. The Contributor agrees that irreparable damage would occur to the Operating Partnership in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Operating Partnership shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by such Contributor and to enforce specifically the terms and provisions hereof in any federal or state court in the State of Delaware (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which the Operating Partnership is entitled under this Agreement.

19. Assignment. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void; provided that the Operating Partnership may assign all of its rights and duties under this Agreement to an “affiliated company” (as hereafter defined) without the written consent of the Contributor. An “affiliated company” shall mean an entity that controls, is controlled by, or is under common control with, the Operating Partnership.

20. Successors and Assigns. The rights and obligations created by this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, receivers, trustees, successors and permitted assigns.

21. Governing Law. This Agreement and all transactions contemplated hereby shall be governed by, construed and enforced in accordance with the laws of the State of Delaware.

22. Third Party Beneficiary. Except as specifically set forth in this Agreement, no provision of this Agreement is intended, nor shall it be interpreted, to provide or create any third party beneficiary rights or other rights of any kind in any customer, affiliate, stockholder, partner, member, director, officer, or employee of any party to this Agreement or any other person or entity.

23. Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, and other purposes of the void or unenforceable provision and to execute any amendment, consent, or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

24. Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement and that it has or will consult with its own advisors.

25. Certain Securities Matters.  No sale of OP Units is intended by the parties by virtue of their execution of this Agreement.  Any sale of OP Units contemplated under this Agreement will occur, if at all, upon the Closing.

26.  Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by electronic mail (to the email address set forth below as may be changed by notice to the other party) or mailed (first class postage prepaid) to the parties at the following addresses or facsimile numbers:

If to the Contributor:

Holmwood Capital, LLC
1295 Whitehall Place
Sarasota, FL 34242
rkaplan@holmwoodcapital.com

With a copy to:

Robert R. Kaplan, Jr., Esq.
Kaplan Voekler Cunningham & Frank, PLC
1401 East Cary Street
Richmond, VA 23219
rkaplan@kv-legal.com

If to the Operating Partnership, to:

HC Government Realty Holdings, L.P.
1819 Main Street, Suite 212
Sarasota, FL 34236
rkaplan@holmwoodcapital.com

With a copy to:

T. Rhys James, Esq.
Kaplan Voekler Cunningham & Frank, PLC
1401 East Cary Street
Richmond, VA 23219
rjames@kv-legal.com

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 26, be deemed given upon delivery, (ii) if delivered by mail in the manner described above to the address as provided in this Section 26, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section 26). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto in accordance with this Section 26.

27.  Time of the Essence.  Time is of the essence of this Agreement.

28.  Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that  the Contributor and the Operating Partnership have contributed substantially and materially to the preparation of this Agreement.  The headings of various Sections in this Agreement are for convenience only, and are not to be utilized in construing the content or meaning of the substantive provisions hereof.

29.  Partial Invalidity.  The provisions hereof shall be deemed independent and severable, and the invalidity or partial invalidity or enforceability of any one provision shall not affect the validity of enforceability of any other provision hereof.

30.  Weekends, Holidays, Etc. If the time period by which any right, option or election provided for under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which Closing must be held, expires on a day which is a Saturday, Sunday, or official federal or a state holiday for the State of Delaware, then such time period shall be automatically extended through the close of business on the next business day.

31.  Further Assurances. From time to time, at either party’s request, whether on or after Closing, and without further consideration, the other party shall execute and deliver any further instruments of conveyance and take such other actions as the requesting party may reasonably require to complete more effectively the transfer of the LLC Interests and the Real Property to the Operating Partnership.  Contributor shall not, however, be required to incur any out-of-pocket expense in order to satisfy or comply with a request from the Operating Partnership.

32. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

33. Entire Agreement and Amendments. This Agreement, together with all exhibits attached hereto or referred to herein, contain all representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Agreement and exhibits hereto. This Agreement may only be modified or amended upon the written consent of each party hereto.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Contribution Agreement effective as of the date first written above.

CONTRIBUTOR:
HOLMWOOD CAPITAL, LLC
a Delaware limited liability company

By:	/s/ Robert R. Kaplan, Jr.
Robert R. Kaplan, Jr.
Vice President

OPERATING PARTNERSHIP:
HC GOVERNMENT REALTY HOLDINGS, L.P.
a Delaware limited partnership

By: HC Government Realty Trust, Inc. Its: General Partner

By:	/s/ Robert R. Kaplan, Jr.
Robert R. Kaplan, Jr.
Vice President

EXHIBITS AND SCHEDULES

Exhibit A                      -           Contributor

Exhibit A(1)                      -           Property Description

Exhibit A(2)                      -           Property Description

Exhibit A(3)                      -           Property Description

Exhibit A(4)                      -           Property Description

Exhibit A(5)                      -           Property Description

Exhibit A(6)                      -           Property Description

Exhibit A(7)                      -           Property Description

Exhibit B                      -            Consideration Value

Exhibit C                      -           Non-Foreign Status Affidavit

Exhibit D                      -           Assignment of Membership Interests

Exhibit E                      -           Tax Protection Agreement

Exhibit F                      -           Schedule of Tenant Leases

Exhibit A

Contributor, Master Credit Facility & Existing Mortgage Liens

Entity Name	Date and State of Org.	Ownership Interests
GOV CBP Cape	January 6, 2015	100% Holmwood Capital, LLC
Canaveral, LLC	Delaware

GOV FBI	January 6, 2015	100% Holmwood Capital, LLC
Johnson City, LLC	Delaware

GOV Ft. Smith, LLC	September 4,2014	100% Holmwood Capital, LLC
Delaware

GOV Jonesboro, LLC	May 14, 2012	100% Holmwood Capital, LLC
Delaware

GOV Lorain, LLC	August 15, 2011	100% Holmwood Capital, LLC
Delaware

GOV PSL, LLC	December 6, 2012	100% Holmwood Capital, LLC
Delaware

GOV SILT, LLC	November 13, 2015	100% Holmwood Capital, LLC
Delaware

Master Credit Facility

GOV Lorain, LLC, GOV PSL, LLC, and GOV Jonesboro have entered into a promissory note in accordance with the Master Credit Facility and amendments thereto, whereby Citizens Bank & Trust Company has provided bridge financing in the maximum principal amount of $1,500,000.  Such Master Credit Facility is payable monthly, with principal payments calculated on a five (5) year amortization, with a fixed interest rate of 7.5% and a maturity of July 22, 2018.

Existing Mortgage Liens
Property / Location	Lender	Type of Loan	Facility Size	Amount of Debt Outstanding as of 3/31/16	Interest Rate	Maturity Date
Cape Canaveral, FL	Park Sterling	Acquisition	$3,750,000		LIBOR Rate Plus 2.35% per annum	Feb __, 2017

Johnson City, TN	Park Sterling	Acquisition	$3,850,000		One Month	Feb __, 2017
					LIBOR Rate Plus 2.35% per annum
Jonesboro, AR	Wells Fargo	Re-finance	$10,700,000		5.265%	Aug. 6, 2023

Ft. Smith, AR	NBC Bank	Acquisition	$3,700,000		Prime Rate or 4% per annum if prime rate falls below 4%	Aug. 6, 2016

Lorain, OH	Wells Fargo	Re-finance	$10,700,000		5.265%	Aug. 6, 2023

Port St. Lucie, FL	Wells Fargo	Re-finance	$10,700,000		5.265%	Aug. 6, 2023

Silt, CO	NBC Bank	Acquisition	$3,080,000		Prime Rate or 4% per annum if prime rate falls below 4%	March 15, 2017

Exhibit A(1)

Property Description

Port Canaveral, Florida

That part of Fractional Sections 15 and 14, Township 24 South, Range 37 East, Brevard County, Florida, and being more particularly described as follows:

Commence at the Northeast corner of Fractional Section 15, of said Township and Range; thence South 89°53'00" West, a distance of 113.14 feet to the East right-of way line of Marlin Street; thence South 00°07'00" East along said right-of-way, a distance of 164.86 feet to the Point of Beginning.

From said Point of Beginning; thence continue South 00°07'00" East along said right of-way, a distance of 108.55 feet; thence North 89°53'00" East a distance of 554.40 feet; thence North 00°07'00" West a distance of 140.06 feet; thence South; 89°53'00" West a distance of 160.25 feet; thence North 00°07'00" West a distance of 16.39 feet; thence South 89°53'00" West a distance of 84.15 feet; thence South 00°07'00" East a distance of 47.90 feet; thence South 89°53'00" West a distance of 310.00 feet to the Point of Beginning.

Exhibit A(2)

Property Description

Johnson City, Tennessee

Land in Washington County, Tennessee, Being Lot No. 1, on the Plan of Knob Creek Village, as shown on Plat of record in Plat Book 20, Page 334, in the Register's Office for Washington County, Tennessee, to which plat reference is hereby made for a more particular description.

Being the same properiy conveyed to GOV FBI JOHNSON CITY, LLC, a Delaware limited liability company, by deed from Hoover Property Johnson City, LLC, a Tennessee limited liability company, recorded in Roll 865. Image 1430, Register's Office for Washington County, Tennessee.

Together with appurtenant easement for ingress and egress as shown on Plat recorded in Plat Book 20. Page 334, Register's Office for Washington County, Tennessee.

Exhibit A(3)

Property Description

Fort Smith, Arkansas

Tracts A and B, Ozark Broadcasting Company Estates, an Addition to the City of Fort Smith, Sebastian County, Arkansas, according to the Plat filed of record June 17, 1985. Subject to Easements, Rights of Way and Covenants of record. Subject to Restrictions of record and Reservations and Conveyances of Oil, Gas end Other Minerals.

Exhibit A(4)

Property Description

Jonesboro, Arkansas

Tract 1 of the Standridge Addition, being a re-plat of Lot 3A, being a re-plat of Lot 3 of South Caraway Village, Jonesboro,  Arkansas, as set forth on the Plat filed May 25, 2011, recorded in Book C at Page 215, Craighead County, Arkansas.

APN: 01-144321-05300

Together with the rights and benefits of the 60 foot access easement on the East side of Tract 1 as shown on Plat filed May 25, 2011, recorded in Book C at Page 215, Craighead County, Arkansas.

Exhibit A(5)

Property Description

Lorain, Ohio

Situated in the City of Lorain, County of Lorain, and the State of Ohio, and being in original Lots 4 and 5, Tract 1 of Black River Township, and being known as Sublots Nos. 27,25,23 and 21 of Chamberlain, Mussey, and Edison Addision, as recorded in Volume 2, Page 22 of the Lorain County Plat Records.

Exhibit A(6)

Property Description

Port Saint Lucie, Florida
PARCEL 1:

Lot  I-4, Block 4 of ST. LUCIE WEST PLAT 14 COMMERCE PARK PHASE TWO, according to the plat thereof as recorded in Plat Book 27, pages 17, 17A - 17F, inclusive of the Public Records of St. Lucie County, Florida.

PARCEL 2:

Easement for the benefit of Parcel 1 as created by Joint Ingress/Egress Easement dated April 21, 1994   and recorded April 28, 1994 in Official Records Book 897, Page 1552, of the Public Records of St. Lucie County, Florida, for the purposes described therein, together with easements in favor of Parcel 1 as set forth in Declaration of Covenants, Conditions and Restrictions as recorded in Official  Records Book 572, Page 1493, as amended by amendments filed in Official Records Book 611, Page 2277 , Official Records Book 621, Page 2279, Official Records Book 625, Page 1991, Official Records Book 634, Page 1103, Official Records Book 678, Page 1387, as re-recorded in Official Records Book 679, Page 2199, Official Records Book 726, Page 2555; as affected by Amendment to Declaration of Covenants, Conditions and Restrictions for St. Lucie West Industrial Association, dated January 5, 1999  and filed January 6, 1999 in Official Records Rook 1195, Page 1699 and Official Records Rook 1225, Page 1722 and Assignment of Declarant's Rights filed in Official Records Book 898, Page 1779 and Official Records Book 1016, Page  2247 Public Records of St. Lucie County, Florida.

Exhibit A(7)

Property Description

Silt, Colorado

A parcel of land situated in the Southeast ¼, Northwest ¼ of Section 11, Township 6 South, Range 92 West of the 6th Principal Meridian, County of Garfield, State of Colorado, said parcel being more particularly described as follows:

Commencing at the Northwest Corner of said Section 11; thence South 44°10’09” East, a distance of 2487.33 feet to a point on the southerly right-of-way of Interstate 70, said point being a rebar and cap L.S. #15710 in place, the point of beginning; thence continuing along said right-of-way North 81°11’28” East, a distance of 423.71 feet; thence leaving said right-of-way South 08°48’32” East, a distance of 75.97 feet; thence South 36°34’25” West, a distance of 415.01 feet; thence South 47°27’23” West, a distance of 246.25 feet; thence North 07°56’11” West a distance of 504.51 feet to a point on said southerly right-of-way; thence along said right-of-way along the arc of a curve to the left having a radius of 10,028.50 feet and a central angle of 00°23’35”, a distance of 68.80 feet (chord bears North 81°23’30” East, a distance of 68.80 feet) to the point of beginning.

Exhibit B

OP Unit Consideration

The number of OP Units constituting the OP Unit Consideration shall equal the Aggregate Value (as defined below) divided by $10.00.

“Aggregate Value” shall mean $9,678,471, increased by principal amortization from debt service on the Existing Loans and the MCF from January 1, 2016 to the Closing Date, which Aggregate Value is allocated among the Properties as follows:

Property	Portion of Aggregate Value

Exhibit C

Non-Foreign Status Affidavit

Section 1445 of the Internal Revenue Code provides that a transferee (purchaser) of a United States real property interest must withhold tax if the transferor (seller) is a foreign person.  To inform HC Government Realty Holdings, L.P., a Delaware limited partnership, that withholding of tax is not required upon the disposition of a United States real property interest by ________________________ (“Transferor”), the undersigned certifies the following on behalf of Transferor:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Transferor’s United States employer identification number is ____________;

3. Transferor’s office address is _______________________________.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

___________________________

By:  ____________________________

[Name]

Date:           ___________________________________

Exhibit D

Assignment of Membership Interests

Effective as of __________ __, 2016, and for consideration of One Dollar ($1.00) the receipt and sufficiency of which is hereby acknowledged, the _________________________________ (the “Contributor”), hereby sells, assigns and transfers unto HC Government Realty Holdings, L.P., a Delaware limited partnership, all of the Company’s right, title, and interest in the membership interests of those entities set forth on Exhibit A attached hereto (the “Contributed Entities”), together with any and all claims, title, interests, entitlements, capital account balances, distributions, and other rights related to such membership interests (the “Interest”).  The Interest constitutes all of the Contributor’s interest in the Contributed Entities.

IN WITNESS WHEREOF, the Contributor has executed this assignment as of the date above first written.

CONTRIBUTOR:

___________________________________

By: __________________________

[Name]

Exhibit A- To Assignment of Membership Interests

Contributed Entities

GOV CBP Cape Canaveral, LLC, a Delaware limited liability company (Tax ID: 47-3189410

GOV FBI Johnson City, LLC, a Delaware limited liability company (Tax ID:  47-3178035)

GOV Ft. Smith, LLC, a Delaware limited liability company (Tax ID:  47-1795788)

GOV Jonesboro, LLC, a Delaware limited liability company (Tax ID:  45-5327462)

GOV Lorain, LLC, a Delaware limited liability company (Tax ID: 45-3117884)

GOV PSL, LLC, a Delaware limited liability company (Tax ID: 90-0918330)

GOV SILT, LLC, a Delaware limited liability company (Tax ID: 47-5661276)

Exhibit E

Tax Protection Agreement

Exhibit F

Schedule of Tenant Leases